TRANSFER AGENCY AND SERVICE AGREEMENT

This Agreement made as of September 27, 2013, and to have an effective date with respect to a Portfolio (as defined below) on or about March 31, 2014 or on a date that is mutually agreed upon in writing by the Transfer Agent (as defined below) and the relevant Trust (as defined below), is by and between each management investment company identified on Schedule A hereto (each such investment company and each management investment company made subject to this Agreement in accordance with Section 12 below shall hereinafter be referred to as a “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “State Street” or the “Transfer Agent”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust intends to initially offer Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 12 of this Agreement, being herein referred to as a “Portfolio,” and collectively as the “Portfolios”);

WHEREAS, each Portfolio will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of the Trust (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust, currently ALPS Distributors, Inc. (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, Trust desires to appoint Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Subject to the terms and conditions set forth in this Agreement, the Trust and each Portfolio hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and each Portfolio.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust and each Portfolio, as applicable, and the Transfer Agent, the Transfer Agent shall:

(i)	establish each Authorized Participant’s account in the applicable Portfolio on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii)	receive and process orders for the purchase of Creation Units from the Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the applicable Portfolio as identified by the Trust (the “Custodian”);

(iii)	generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”);

(iv)	receive and process redemption requests and redemption directions from the Distributor or the Trust and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;

(vi)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust;

(vii)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

(viii)	record the issuance of Shares of the applicable Portfolio and maintain a record of the total number of Shares of each Portfolio which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Portfolio which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Portfolio; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)	maintain and manage, as agent for the Trust and each Portfolio, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Portfolio’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(x)	process any request from an Authorized Participant to change its account registration; and

(xi)	except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in each Portfolio in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of such Portfolio or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	Perform certain customary services of a transfer agent and dividend disbursing agent.

(ii)	The Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

(iii)	DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4

Authorized Persons. The Trust and each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided or agreed to by the Trust and as may be amended from time to time, in receiving instructions to issue or redeem Creation Units. The Trust and each Portfolio, agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Portfolio (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Portfolio’s then-effective Prospectus, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Trust’s or any Portfolio’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	State Transaction (“Blue Sky”) Reporting. If applicable, the Trust shall be solely responsible for its “blue sky” compliance and state registration requirements.

1.7	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Portfolio, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Portfolio, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.	FEES AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule. Such fees and any out of pocket expenses and advances identified under Section 2.2 below may be changed from time to time, subject to mutual written agreement between the Trust and the Transfer Agent. The parties agree that the fees set forth in the fee schedule shall apply with respect to each Portfolio listed on Schedule A hereto as of the date hereof and to any newly created Portfolios added to this Agreement that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. In the event that a Portfolio is to become a party to this Agreement as a result of an acquisition or merger, then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Portfolio.

2.2	Out of Pocket Expenses. In addition to the fees paid under Section 2.1 above, the Trust, on behalf of each Portfolio, agrees to reimburse the Transfer Agent for reasonable out of pocket expenses set out in the fee schedule. In addition, any other reasonable expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Portfolio.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.7	It will promptly notify the Trust in the event that the Transfer Agent is for any reason unable to perform any of its obligations under this Agreement.

3.8	It will promptly notify the Trust, except as may be prohibited by applicable law, of any legal, regulatory or administrative proceedings that have been instituted, which would materially impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

3.9	The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

The Transfer Agent will notify the Trust promptly if any of the representations and warranties above cease to be true.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST AND THE PORTFOLIOS

The Trust and each Portfolio represents and warrants to the Transfer Agent that:

4.1	The Trust is a business trust duly organized, existing and in good standing under the laws of the state of its formation.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement.

4.4	The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

4.5	A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.6	It has all necessary right, title, intellectual property, licenses, consents and content as may be necessary for the Trust to operate as presently contemplated.

The Trust will notify the Transfer Agent promptly if any of the representations and warranties above cease to be true.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Authorized Participant information or the confidential information of the Trust. The Trust and each Portfolio agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers and trustees and their agents, to:

(i)	use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Trust or such agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	RESERVED

7.	STANDARD OF CARE / INDIRECT DAMAGES

7.1	Standard of Care. The Transfer Agent shall at all times act in good faith and without negligence and agrees to exercise the care and expertise of a leading provider of transfer agency services and use all reasonable efforts in performing the services under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its bad faith, negligence, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

7.2	Indirect Damages. Other than damages arising from a party’s fraud, neither party shall be liable for any special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

7.3	In any event, except as otherwise agreed to in writing by the parties hereto, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust or the Portfolios including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s or a Portfolio’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. For any partial first year, the annual cumulative liability hereunder shall be the Transfer Agent’s total compensation earned and fees payable hereunder during such partial first year on an annualized basis.

8.	INDEMNIFICATION

8.1	The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent harmless, from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit solely in connection with services under this Agreement in which the Transfer Agent or its affiliate is a named party), payments, expenses and liability directly arising out of or directly attributable to the following; provided, however, that the Trust shall not be obligated to indemnify the Transfer Agent hereunder if such loss, damage or liability is due to the Transfer Agent’s (i) breach of its standard of care as set forth in Section 7.1 or (ii) violation of applicable law or regulation pertaining to the transfer agency services:

(a)	All actions of the Transfer Agent required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)	The Trust’s lack of good faith, negligence or willful misconduct;

(c)	The reasonable reliance upon, and any subsequent reasonable use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent, including those received by machine readable input, facsimile, electronic instructions, or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any broker-dealer, third party administrator or previous transfer agent; any instructions or requests of the Trust or any of its officers; or any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)	The offer or sale of Creation Units in violation of federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Creation Units (except to the extent that such violation resulted directly from the Transfer Agent’s failure to comply with the instructions of the Trust or the Administrator identifying the states and countries where the Shares of the Trust or the Funds are registered or exempt, and the number of Shares of each class registered with respect to each such state or country, as applicable.

(e)	The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent; the Transfer Agent shall assist the Trust and work with the Trust and the depositing and/or originating bank to mitigate the losses where possible; however, the Trust acknowledges that such mitigation is not a condition of this indemnity obligation;

(f)	Upon the Trust’s request, entering into any agreements required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems; or

(g)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2

At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust and the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel, provided however, with respect to the performance of any action or omission of any action upon such advice, the Transfer Agent shall be acting within the standard of care set forth in Section 7.1. The Transfer Agent shall promptly notify the Trust of the receipt of such advice. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust and the Portfolios, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

9.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

9.1	Delivery of Documents. The Trust shall promptly furnish to the Transfer Agent the following:

(i)	A copy of the resolution of the Board of Trustees of the Trust certified by the Trust’s Secretary authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

9.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent.

9.4	In performing the services hereunder, the Transfer Agent shall comply with the applicable provisions of the Trust’s current prospectus(es) and statement(s) of additional information, and effective amendments thereto. The Trust shall promptly provide the Transfer Agent with copies of such material as soon as available and, upon request, copies of any applicable resolutions by the Trust’s Board of Trustees which relate to the Shares.

9.5	SSAE16 Reports. The Transfer Agent will furnish to the Trust, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the “SSAE Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

9.6	Business Continuity. The Transfer Agent shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Transfer Agent’s control. The Transfer Agent shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level the Transfer Agent believes consistent with other similarly situated providers of transfer agency services, for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Transfer Agent shall discuss with the Trust any business continuity/disaster recovery plan of the Transfer Agent and/or provide a high-level presentation summarizing such plan.

9.7	Cooperation with Accountants. The Transfer Agent shall cooperate with the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

9.8	Insurance. The Transfer Agent shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Transfer Agent under this Agreement. Upon the Trust’s reasonable request, which in no event shall be more than once annually, the Transfer Agent shall furnish to the Trust a summary of the Transfer Agent’s applicable insurance coverage.

10.	CONFIDENTIALITY

10.1

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations, including information related to the development of new Trusts or new series. The Transfer Agent shall treat confidentially all information obtained in the ordinary course of performing its duties hereunder about the Trust’s prior, present or potential shareholders or relative to the advisor or distributor and their prior, present or potential customers (including all “personal information” described in Section 15.4 of this Agreement). All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by either party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is disclosed, upon prior notice to the party whose information is being disclosed (to the extent such notice is permissible), in the manner and to the extent required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions, as necessary solely for the purpose of rendering services under this Agreement, provided that each person or entity shall be subject to confidentiality obligations substantially similar to those set forth herein. Further, each party agrees and represents that in no case would information it receives under this Agreement be used against the other party in a manner that is adverse to the other party’s interests (including the other party’s interests in competitive businesses). Nothing herein shall prohibit or restrict the right of each party (or its affiliates) to develop, use or market products or services similar to or competitive with those of the other party (or its affiliates) provided that any such development, use or marketing does not violate the confidentiality obligations set forth herein. Additionally, each party acknowledges that the other party (or its affiliates) may already possess or have developed products or services similar to or competitive with those of the other party.

The undertakings and obligations contained in this Section 10.1 shall survive the termination of this Agreement.

10.2	The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations. The Transfer Agent will employ reasonable safeguards designed to protect the Trust’s confidential information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards the Transfer Agent may choose to employ. If either party becomes aware of a breach of this confidentiality provision, it will notify promptly the other party of such breach and provide such details as it deems appropriate and in accordance with the standard of care hereunder regarding the extent of the breach of confidentiality.

11.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending March 31, 2019 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either

(a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, or (iii) based upon the Trust’s determination that there is a reasonable basis to conclude that the Administrator is insolvent or that the financial condition of the Transfer Agent is deteriorating in any material respect. Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Portfolio.

As soon as reasonably practicable following the termination or expiration of this Agreement, the Transfer Agent agrees to transfer such records and related supporting documentation as are held by it under this Agreement to any replacement provider of the services or to such other person as the Trust may direct. If directed by the Trust, the Transfer Agent will provide the services hereunder until a replacement transfer agent is in place, for a reasonable period of time up to nine (9) months, subject to the terms of this Agreement, including compensation. The Transfer Agent will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as the Transfer Agent customarily charges for such assistance.

12.	ADDITIONAL TRUSTS AND PORTFOLIOS

In the event that any management investment company in addition to those listed on Schedule A hereto desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, which shall not be unreasonably withheld, such management investment company shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof. In the event that the Trust establishes one or more additional series of shares with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if Transfer Agent agrees in writing to provide such services, such series of shares shall become a Portfolio hereunder.

13.	ASSIGNMENT

This Agreement may not be assigned by (a) the Trust without the written consent of the Transfer Agent or (b) by the Transfer Agent without the written consent of the Trust, except that the Transfer Agent may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Transfer Agent.

14.	SUBCONTRACTORS

14.1

The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with each of the following entities provided it is duly registered pursuant to Section 17A(c)(2) of the 1934 Act: (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”);

(ii) a BFDS subsidiary; (iii) a BFDS affiliate; or (iv) another affiliated third party duly registered as a transfer agent; provided, however, that the Transfer Agent shall remain liable to the Trust for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

14.2	For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.	MISCELLANEOUS

15.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

15.2	New York Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York.

15.3	Force Majeure.

(a) Except as may arise from the Transfer Agent’s failure to exercise its standard of care, the Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

(b) The Trust shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

15.4	Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition. Any waiver must be in writing signed by the waiving party.

15.9	Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.12

Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this agreement shall be in writing and shall be delivered by hand or sent by an internationally recognized overnight courier service with signature required for delivery, by facsimile where a confirmation of receipt is obtained, provided, however, that if sent by facsimile the written communication must also be sent by next business day delivery via an internationally recognized overnight courier service with signature required for delivery, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 662-9681

Facsimile: (617) 956-5648

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor (LCC/2)

Boston, MA 02110

Attn: US Investor Services Legal Team, Senior Managing Counsel

Telephone: (617) 662-1783

Facsimile: (617) 662-2702

(b)	If to the Trust, to:

WisdomTree Trust

380 Madison Avenue, 21st Floor

New York, NY 10017

Attn: Legal Department

Facsimile: 917-267-3851

All such communications so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient, or if sent by an internationally recognized courier service with signature required for delivery, or if sent by facsimile and a confirmation of receipt is obtained, and the written communication has also be sent for next business day delivery via a internationally recognized courier service with signature required for delivery (ii) three business days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, or upon delivery if actual delivery occurs earlier.

15.13	Limitation of Liability of the Trustees and Shareholders. This Agreement is executed by the Trust with respect to each of its Portfolios and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, the Trust and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

EACH MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON SCHEDULE A HERETO

By:	/s/ Jonathan Steinberg
Name: Jonathan Steinberg
Title: President

SUPPLEMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement made as of September 27, 2013 (the “Agreement”), and to have an effective date with respect to a Portfolio (as defined in the Agreement) on or about March 31, 2014 or on a date that is mutually agreed upon in writing by the Transfer Agent (as defined in the Agreement) and the relevant Trust (as defined in the Agreement) is hereby supplemented as of September 27, 2013 in the manner set forth below (the “Supplement”).

WHEREAS, the USA PATRIOT Act of 2001, and the regulations and rules promulgated thereunder (collectively, the “USA PATRIOT Act”), imposes anti-money laundering requirements on financial institutions;

WHEREAS, the Portfolio has developed and implemented written anti-money laundering policies (the “Portfolio’s AML Program”) pursuant to the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS the Portfolio’s AML Program incorporates customer identification procedures (“CIP”) and the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) compliance and is reasonably designed to satisfy the relevant requirements of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS, the Portfolio is permitted under applicable law and regulation to delegate certain aspects of its AML obligations to a suitable third-party service provider;

WHEREAS, the Portfolio desires to delegate to the State Street Bank and Trust Company (the “Bank”) the performance of certain AML functions (the “Delegated Functions”) and the Bank desires to accept such delegation, which will be performed by its Transfer Agency department (hereinafter, the “Transfer Agent”).

WHEREAS, in performing the Delegated Functions the Transfer Agent will follow its AML procedures (hereinafter “Transfer Agent’s AML Procedures”) that are compliant with the Bank’s AML program (hereinafter “Bank’s AML Program”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to supplement the Agreement pursuant to the terms thereof by adding the following provisions:

1.	Duties:

1.1	Duties of the Portfolio. The Portfolio shall perform the following functions:

(a) Notice. The Portfolio or its agent shall provide notice to such Portfolio’s prospective authorized participants that information is being requested to verify their identity in order to combat money laundering and terrorist financing.

(b) Information Collection. The Portfolio or its agent, which may be the Bank, shall obtain identifying information from such Portfolio’s investors (with respect to the Portfolio, each authorized participant in the Portfolio being a “Portfolio Investor”), under applicable laws and regulations, which includes, at a minimum: (i) full legal name, (ii) date of birth (if applicable), (iii) physical address and (iv) a taxpayer identification number, an Individual/ International Taxpayer Identification Number or other government-issued identifier for individuals and equivalent information for entities

1.2	Functions Delegated to the Bank. For purposes of this Section 1.2, a “Designated Contact” is an officer or agent of the Portfolio designated by the Portfolio to be its authorized contact.

The Bank shall perform the following functions:

(a) OFAC Compliance. The Bank shall screen the name and address information of new and existing Portfolio Investors against lists of known or suspected terrorists or terrorist organizations made available to the Bank in accordance with the Bank’s AML Program and all U.S. federal government directives related to such lists. These lists include, but are not limited to, those prepared by the OFAC of the U.S. Department of the Treasury which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals. Such screening shall occur in accordance with the Transfer Agent’s AML Procedures. In the event that a new or existing Portfolio Investor matches a name contained on one of the foregoing lists and the Bank cannot resolve such match in accordance with the Transfer Agent’s AML Procedures: (i) the Bank shall not accept such Portfolio Investor’s subscription and shall freeze such Portfolio Investor’s subscription Portfolios pending further instructions from the Designated Contact or unless directed otherwise by a U.S. federal government agency; and (ii) the Bank will promptly inform the Designated Contact of the foregoing circumstances who shall (A) determine for the Portfolio such other action(s) as may be required by applicable law or regulation and (B) instruct the Bank on the action(s) the Designated Contact wishes the Bank to take which may include no action, accepting the Portfolio Investor’s subscription Portfolios and rating the account as higher risk, not accepting such Portfolio Investor’s subscription, or freezing or liquidating such Portfolio Investor’s subscription Portfolios. Notwithstanding such Designated Contact instructions, the Bank will take such action as it is required to take under applicable law.

(b) Identity Verification for Portfolio Investors. The Transfer Agent shall be responsible for verifying the CIP information of any prospective Portfolio Investor as recorded on the Transfer Agent’s record keeping systems. To the extent the Transfer Agent’s CIP Procedures require documentary identity verification for any Portfolio Investor, such as government-issued identification cards, passports, utility bills or organizational documents, the Transfer Agent shall ensure that such information or documentation is requested. In the event that insufficient information or documentation is provided by the prospective Portfolio Investor, the Transfer Agent shall promptly contact the Portfolio’s Designated Contact to seek further instructions.

(c) Transaction Monitoring and Suspicious Activity Reporting. The Bank shall maintain internal control procedures to monitor transactions in Portfolio Investor accounts using a risk-based approach. The Bank shall use the definitions provided in the applicable rules and regulations promulgated under the Bank Secrecy Act to determine what activity may be suspicious. Any suspicious activity identified shall be reported to the Bank’s AML Compliance Officer who shall take the necessary action under the Bank’s AML Program. The Bank’s AML Compliance Officer will determine whether information related to the activity in question may be shared with the Portfolio’s Designated Contact. The Bank’s AML Officer will determine whether it is appropriate to file a SAR on behalf of the Bank.

(d) Recordkeeping. The Bank will create and retain the records required by the Bank’s AML Program and the Transfer Agent will document the performance of the Delegated Functions in accordance with, and for the periods required by, applicable U.S. law or regulation.

2.	Certifications.

2.1	The Bank shall certify to the Portfolio, on an annual basis and in such form as the Bank and such Portfolio may mutually agree upon, that:

(a) the Bank’s AML Program is reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations;

(b) the Bank has designated an individual or individuals responsible for implementing and monitoring the Bank’s AML Program;

(c) the Bank has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to the Bank’s AML Program;

(d) the Bank provides for periodic, but at a minimum annual, independent testing of the Bank’s AML Program;

(e) the Bank has performed the functions it has agreed to perform pursuant to this Agreement.

2.2	Upon request, which generally will not exceed more than once annually, the Portfolio shall certify to the Bank in such form as the Bank and such Portfolio may mutually agree upon, that:

(a) such Portfolio understands that the Bank’s AML Program and the Transfer Agent’s AML Procedures were developed and implemented, and will be maintained, in accordance with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act; and

(b) such Portfolio agrees that it will not knowingly act or fail to act in a manner that violates or is inconsistent with the Bank’s AML Program or the Transfer Agent’s AML Procedures.

3.	Consent to Examination

3.1	Upon reasonable request, the Transfer Agent will provide to the fullest extent permitted by U.S. law, the Portfolio or its authorized agents with reasonable access to information obtained and held with respect to Portfolio Investors or to satisfy themselves of the suitability of the Transfer Agent to act as their delegate and of the reliability of the Transfer Agent’s systems and procedures to ensure compliance with applicable U.S. anti-money laundering regulations. The Portfolio will reimburse the Transfer Agent for reasonable expenses incurred in providing such access.

3.2	Each party further understands and acknowledges that the records maintained under the Transfer Agent’s AML Procedures may be subject, from time to time, to examination and/or inspection by U.S. federal regulators or the Bank’s auditors as part of the periodic testing of the Portfolio’s Delegated Functions.

3.4	In addition, each party understands and acknowledges that the records maintained by the Bank with respect to the Delegated Functions may be subject, from time to time, to examination and/or inspection by such Portfolio’s regulatory authorities. For purposes of such examination and/or inspection, the Bank will use its reasonable efforts to make available, during normal business hours, all required records and information concerning the Delegated Functions that the Bank performs under this agreement for review by such regulatory authorities. The Portfolio shall provide the Bank with notice of any pending or planned examinations and/or inspections as soon as practicable after the Portfolio is notified.

3.5	The Bank shall (i) provide to the Portfolio, upon request, a written summary of the Bank’s AML Program, which the Portfolio may use as written evidence of the Bank’s suitability to perform the relevant functions on behalf of the Portfolio and (ii) provide information obtained and held with respect to prospective investors in the Portfolio to the Portfolio, upon request, so that the Portfolio may comply with requests from its regulators and other law enforcement authorities in accordance with relevant procedures.

4.	No Delegation of The Portfolio’s Anti-Money Laundering Responsibility

4.1	The Portfolio understands and agrees that the Bank’s only responsibilities under this Supplement are in performing the Delegated Functions as set forth herein and that the Portfolio is ultimately responsible for ensuring that it is compliant with its own anti-money laundering obligations.

4.2	The Portfolio understands and agrees that, notwithstanding the Bank’s agreement to perform the Delegated Functions, the Bank shall be ultimately responsible for, and have complete discretion in, ensuring that it is compliant with its own anti-money laundering obligations.

5.	Miscellaneous

5.1	This Supplement to the Agreement supersedes in its entirety Section 1.5 of the Agreement and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. In all other regards, the terms and provisions of the Agreement between the parties hereto shall continue to apply with full force and effect.

5.2	Either party may terminate this Supplement upon sixty (60) days’ written notice to the other party. Further, this Supplement will terminate automatically upon any termination of the Agreement.

5.3	The parties acknowledge that the obligations of the Portfolios hereunder are several and not joint, that no Portfolio shall be liable for any amount owing by another Portfolio and that the Portfolios have executed one instrument for convenience only.

5.4	Each party represents to the other that the execution and delivery of this Supplement has been duly authorized.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed in its name and behalf by its duly authorized representative.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

EACH MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON SCHEDULE A TO THE AGREEMENT

By:	/s/ Jonathan Steinberg
Name: Jonathan Steinberg
Title: President

AMENDMENT TO

MASTER CUSTODIAN AGREEMENT,

ADMINISTRATION AGREEMENT,

AND TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to the Master Custodian Agreement, Administration Agreement, and Transfer Agency and Service Agreement (the “Amendment”) is made as of January 13, 2014 by and between each management investment company identified on Schedule A or Appendix A thereto, as applicable (each, a “Trust”), and State Street Bank and Trust Company, a Massachusetts trust company (the “State Street”).

WHEREAS, the Trust and State Street entered into a Master Custodian Agreement, an Administration Agreement, and a Transfer Agency and Service Agreement, each dated as of September 27, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Custody Agreement”, the “Administration Agreement”, the “Transfer Agency Agreement,” and collectively the “Agreements”); and

WHEREAS, State Street and the Trust desire to amend the Agreements as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment with respect to the Custody Agreement.

Section 22.7 of the Custody Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 22.7 NOTICES. All notices, requests, claims, demands and other communications required or permitted to be given under this agreement shall be in writing and shall be delivered by hand or sent by an internationally recognized overnight courier service with signature required for delivery, by facsimile where a confirmation of receipt is obtained, provided, however, that if sent by facsimile the written communication must also be sent by next business day delivery via an internationally recognized overnight courier service with signature required for delivery, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or such other addresses as may be notified by any party from time to time:

To the Fund:	WISDOMTREE TRUST
245 Park Avenue
35th Floor
New York, NY 10167
Attn: Legal Department
Facsimile: 917-267-3851

To the Custodian:	STATE STREET BANK AND TRUST COMPANY
1200 Crown Colony Drive
Quincy, MA 02169
Attention: Matthew H. Malkasian
Telephone: 617-537-4685
Facsimile: 617-451-4786

with a copy to:	State Street Bank and Trust Company
2 Avenue de Lafayette
Boston, MA 02111
Attention: US Investor Services Legal Team, Senior Managing Counsel
Telephone: (617) 662-1783
Facsimile: (617) 662-2702

All such communications so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient, or if sent by an internationally recognized courier service with signature required for delivery, or if sent by facsimile and a confirmation of receipt is obtained, and the written communication has also be sent for next business day delivery via a internationally recognized courier service with signature required for delivery (ii) three business days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, or upon delivery if actual delivery occurs earlier.”

2.	Amendment with respect to the Administration Agreement.

Section 13 of the Administration Agreement is hereby deleted in its entirety and replaced with the following:

“13.	NOTICES

All notices, requests, claims, demands and other communications required or permitted to be given under this agreement shall be in writing and shall be delivered by hand or sent by an internationally recognized overnight courier service with signature required for delivery, by facsimile where a confirmation of receipt is obtained, provided, however, that if sent by facsimile the written communication must also be sent by next business day delivery via an internationally recognized overnight courier service with signature required for delivery, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or such other addresses as may be notified by any party from time to time:

If to the Trust:

WisdomTree Trust

245 Park Avenue

35th Floor

New York, NY 10167

Attn: Legal Department

Facsimile: 917-267-3851

If to the Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn: US Investor Services Legal Team, Senior Managing Counsel

Facsimile: 617-662-2702

All such communications so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient, or if sent by an internationally recognized courier service with signature required for delivery, or if sent by facsimile and a confirmation of receipt is obtained, and the written communication has also be sent for next business day delivery via a internationally recognized courier service with signature required for delivery (ii) three business days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, or upon delivery if actual delivery occurs earlier.”

3.	Amendment with respect to the Transfer Agency Agreement.

Section 15.12 of the Transfer Agency Agreement is hereby deleted in its entirety and replaced with the following:

“15.12 Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this agreement shall be in writing and shall be delivered by hand or sent by an internationally recognized overnight courier service with signature required for delivery, by facsimile where a confirmation of receipt is obtained, provided, however, that if sent by facsimile the written communication must also be sent by next business day delivery via an internationally recognized overnight courier service with signature required for delivery, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or such other addresses as may be notified by any party from time to time:

(b)	If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 662-9681

Facsimile: (617) 956-5648

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor (LCC/2)

Boston, MA 02110

Attn: US Investor Services Legal Team, Senior Managing Counsel

Telephone: (617) 662-1783

Facsimile: (617) 662-2702

(b)	If to the Trust, to:

WisdomTree Trust

245 Park Avenue

35th Floor

New York, NY 10167

Attn: Legal Department

Facsimile: 917-267-3851

All such communications so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient, or if sent by an internationally recognized courier service with signature required for delivery, or if sent by facsimile and a confirmation of receipt is obtained, and the written communication has also be sent for next business day delivery via a internationally recognized courier service with signature required for delivery (ii) three business days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, or upon delivery if actual delivery occurs earlier.”

4.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreements shall remain in full force and effect.

(b)	The Trust hereby confirms that Schedule A or Appendix A, as applicable, to the Agreements is true, correct and complete in all respects as of the date hereof.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

EACH MANAGEMENT INVESTMENT COMPANY
IDENTIFIED ON SCHEDULE A OR APPENDIX A,
AS APPLICABLE, TO THE AGREEMENTS

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	President

TRANSFER AGENCY AND SERVICE AGREEMENT

SCHEDULE A

Listing of Fund(s)

WisdomTree Trust WisdomTree Trust

WisdomTree Total Dividend Fund

WisdomTree Equity Income Fund

WisdomTree DEFA Fund

WisdomTree DEFA Equity Income Fund

WisdomTree Asia Pacific ex-Japan Fund

WisdomTree Australia Dividend Fund

WisdomTree Global Equity Income Fund

WisdomTree Japan Hedged Equity Fund

WisdomTree Global ex-U.S. Growth Fund

WisdomTree Dividend ex-Financials Fund

WisdomTree LargeCap Dividend Fund

WisdomTree MidCap Dividend Fund

WisdomTree SmallCap Dividend Fund

WisdomTree Japan SmallCap Dividend Fund

WisdomTree Europe SmallCap Dividend Fund

WisdomTree International LargeCap Dividend Fund

WisdomTree International Dividend ex-Financials Fund

WisdomTree International MidCap Dividend Fund

WisdomTree International SmallCap Dividend Fund

WisdomTree Commodity Country Equity Fund

WisdomTree Global Natural Resources Fund

WisdomTree Global ex-U.S. Utilities Fund

WisdomTree Total Earnings Fund

WisdomTree Earnings 500 Fund

WisdomTree MidCap Earnings Fund

WisdomTree SmallCap Earnings Fund

WisdomTree LargeCap Value Fund

WisdomTree Global ex-U.S. Real Estate Fund

WisdomTree India Earnings Fund

WisdomTree Emerging Markets Equity Income Fund

WisdomTree Emerging Markets SmallCap Dividend Fund

WisdomTree Middle East Dividend Fund

WisdomTree Australian & New Zealand Debt Fund

WisdomTree Euro Debt Fund

WisdomTree Brazilian Real Fund

WisdomTree Chinese Yuan Fund

WisdomTree Indian Rupee Fund

WisdomTree Europe Hedged Equity Fund

WisdomTree Emerging Markets Local Debt Fund

WisdomTree Commodity Currency Fund

WisdomTree Managed Futures Strategy Fund

WisdomTree Asia Local Debt Fund

WisdomTree Global Real Return Fund

WisdomTree Emerging Markets Corporate Bond Fund

WisdomTree China Dividend ex-Financials Fund

WisdomTree Global Corporate Bond Fund

WisdomTree Emerging Currency Strategy Fund

WisdomTree U.S. Dividend Growth Fund

WisdomTree U.S. SmallCap Dividend Growth Fund

WisdomTree United Kingdom Hedged Equity Fund

WisdomTree Japan Hedged SmallCap Equity Fund

WisdomTree Emerging Markets Dividend Growth Fund

WisdomTree Emerging Markets Consumer Growth Fund

WisdomTree Barclays U.S. Aggregate Bond Zero Duration Fund

WisdomTree Barclays U.S. Aggregate Bond Negative Duration Fund

WisdomTree BofA Merrill Lynch High Yield Bond Zero Duration Fund

WisdomTree BofA Merrill Lynch High Yield Bond Negative Duration Fund

WisdomTree Bloomberg Floating Rate Treasury Fund

WisdomTree Bloomberg U.S. Dollar Bullish Fund

WisdomTree Japan Interest Rate Strategy Fund

WisdomTree Germany Hedged Equity Fund

WisdomTree Korea Hedged Equity Fund

WisdomTree Japan Hedged Real Estate Fund

WisdomTree Japan Hedged Financials Fund

WisdomTree Japan Hedged Capital Goods Fund

WisdomTree Japan Hedged Health Care Fund

WisdomTree Japan Hedged Tech, Media & Telecom Fund